UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CLEAN ENERGY FUELS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLEAN ENERGY PROVIDES SUPPLEMENTAL PROXY MATERIALS IN ADVANCE OF MAY 26 ANNUAL MEETING

Seal Beach, Calif. (May 14, 2010) — Clean Energy Fuels Corp. (Nasdaq: CLNE) today announced that supplemental proxy materials are available for its stockholders in connection with the 2010 Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010.

The additional proxy materials are available at the following websites: http://www.sec.gov/Archives/edgar/data/1368265/000110465910027560/0001104659-10-027560-index.htm and http://investors.cleanenergyfuels.com/secfiling.cfm?filingID=1104659-10-27560.

Clean Energy (Nasdaq: CLNE) is the leading provider of natural gas (CNG and LNG) for transportation in North America. It has a broad customer base in the refuse, transit, ports, shuttle, taxi, trucking, airport and municipal fleet markets, fueling more than 18,300 vehicles at 200 strategic locations across the United States and Canada. Clean Energy owns and operates two LNG production plants, one in Willis, Texas and one in Boron, Calif. with combined capacity of 260,000 LNG gallons per day and designed to expand to 340,000 LNG gallons per day as demand increases. It also owns and operates a landfill gas facility in Dallas that produces renewable methane gas, or biomethane, for delivery in the nation’s gas pipeline network. Clean Energy also owns BAF Technologies, Inc. of Dallas, a leading provider of natural gas vehicle systems and conversions for taxis, limousines, vans, pick-up trucks and shuttle buses. Please visit www.cleanenergyfuels.com

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 310/954-1100

North America’s leader in clean transportation